Exhibit 99.1

BADGER STATE ETHANOL NEWSLETTER

Volume 2, Issue 3 – September 2004

“This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.”

Comments from the Chair and the Prez

The Fuel Ethanol Workshop tours at Badger State Ethanol came off in spectacular fashion (see insert). Over 220 people involved in the ethanol industry from all over the United States and the world took advantage of the opportunity to see the inner-workings of Badger State Ethanol. Both Ron Fagen of Fagen Inc. and Dave Vander Griend of ICM were on hand to answer questions from those in attendance.

The EPCO CO2 plant started operations on July 1, right on schedule.  EPCO is currently processing approximately 200 tons (10 semi-tankers) of liquefied carbon dioxide on a daily basis. The plant anticipates ramping up to full production potential of over 400 tons/day over the next year as sales for the product increases. Most of this product is currently marketed in the Chicago area.

During August, a fifth centrifuge was installed and put into service. This unit brings with it several opportunities including:

•                                          Flexibility to do routine centrifuge maintenance without having to slow down plant production.

•                                          Production of drier wet cake thereby reducing natural gas usage in the dryers.

•                                          Providing the opportunity to further expand total ethanol production.

Ground breaking of the fourth fermenter occurred during the fourth week of August with construction to take approximately three months. Once completed, this unit is expected to increase annual production from 48 million gallons up to approximately 54 million gallons of denatured ethanol. We expect to grind more corn and achieve better sugar conversion due to the extended fermentation times.

During the month of September, a pilot plant study will be conducted for the purpose of evaluating new emerging technologies that may someday be incorporated into the BSE dry-mill process. This is great “stuff” coming from some of the top ethanol scientists in the world. We are excited to be part of this study, because the ethanol industry is one of dynamic change. As more and more ethanol plants are built, we must continually look at ways of improving efficiencies and ethanol yields in order to remain competitive and successful.

High crude oil prices continue to cause both gasoline and ethanol prices to be very strong. If Mother Nature continues to cooperate there should be a record corn crop this year. Abundant corn and strong demand for ethanol continues to be the basic formula for profitability. As investors, we should count our blessings for what has happened and continues to happen at Badger State Ethanol.

Erik Huschitt, Commodities Manager

Hello again everyone;

First things first; I would like to wish all farmers out there a safe and prosperous harvest. It has been another summer far from the norm in Wisconsin, characterized by above normal precipitation and well below normal temperatures. I hope Mother Nature cooperates and allows this crop to finish maturing and then lets everyone in the fields, but all we can do is hope. It was only seven months ago our hope was that Mother Nature give us a big crop to help alleviate some of the tightness in corn stocks. The market at that time demonstrated this tightness by pushing corn prices above $3.00; Mother Nature appears to have replied with what appears to be a record crop.

It will be a very interesting contrast to see how the corn plant performs this year compared to the heat and dryness of last year. I think everyone would like to know what happened to somewhere in between? You look at the price moves in the commodities and they too don’t waste anytime with middle of the road. The days of a 1-2¢ trading range are scarce. I feel these wild price swings are phenomena that won’t go away until we get a larger carryover to temper some of the emotion. Every bushel and every acre is a big deal when you have a small carryover because there just aren’t the stocks to replace it if you are wrong. This corn crop and the increase in world wheat production have definitely given us a step in the right direction, but in a few months we will have to focus not on what this crop is, but rather on what next year’s will be. We have a very strong demand base built in corn and low prices should only help the demand picture. If you look ahead to next year, it seems hard to imagine starting the year with a 147-149 bushel an acre estimate like we currently have the fortune of using on this year’s crop. Do we get more corn acres, does demand slow, do we have a drought or a better growing season? What is always interesting to me is we still don’t completely have the answers on the crop that is shortly going to be harvested so how can anyone do anything but guess about next year. The market will have the whole winter to play out these questions. My bet is that volatility still lies ahead. In so many of these decisions, time is the only one with the answers, and you are left to use today’s information to make the best decision you can. Again good luck with your harvest, and as always I hope it is a good one.

Jacob Duke, Plant Manager

Since my last update the plant has been running very well. We are continuing to push the plant harder and identify bottlenecks in the system. Installation of the fifth centrifuge was recently completed and we are gathering data to determine if we gained the expected efficiencies. We are hoping to see that the ability to run less flow on each centrifuge will allow us to send dryer cake to the drying system. This should allow us to send more solids through the system.

As I write this, Concrete Systems is building the forms for a fourth fermentor. The addition of this fermentor will allow us to extend our fermentation time significantly. The additional time in fermentation will increase the output of the facility while making the most efficient use of the starch we introduce to the system. In addition to increased yields for each bushel of corn, I expect to see better yields in regard to enzyme and chemical usage.

Working at Badger State Ethanol continues to be a learning process. Whether you work in maintenance, the laboratory or operations there is a new lesson nearly every day. We continue to send operators to ICM training so they can learn the process from the people who designed the system. We have also enrolled supervisors in supervisory seminars in Madison and plan to send laboratory and operations personnel to the Alltech Alcohol School in the fall.

Kurt Koller, Plant Chemist

With the warmer conditions of summer come many challenges at a fuel ethanol plant. Even though average temperatures this summer have been below normal we still must be aware of the effects of temperature on the yeast, corn quality and overall plant operations. Typically an ethanol plant will see a slowdown in the rate of fermentation and an increase in bacterial contamination during the summer. There are many stress factors that contribute to slowed fermentation and being able to lessen these stresses on the yeast is of utmost importance. With increased temperature comes the potential for increased infection and cleaning then becomes more of a priority as this is our most effective tool to combat infections. We clean the fermentation vessel after each batch with a 5% solution of sodium hydroxide at a temperature approaching 200° F. The sodium hydroxide solution helps clean the “soils” left behind on the surface of the vessel and the high temperature kills the bacteria. We have worked hard this summer to maintain our current rate of production and have been able to achieve these levels by paying close attention to the above details.

In my last newsletter I shared with you the process of making fuel ethanol up to the liquefaction step. In this edition I will explain how we produce the sugars used by the yeast to make ethanol. Glucose is the sugar that yeast most readily converts to ethanol. We use a secondary enzyme call glucoamylase to free the glucose molecule from larger more complex sugar molecules. An enzyme, in this case glucoamylase, is a protein which works like a key on the sugar substrate freeing one glucose molecule at a time. It is then released and used again. This continues until either no more sugar is available or the conditions in the vessel are such that the enzyme becomes denatured or ineffective. The enzymes we use work in a specific temperature and pH range.  These enzymes were developed to operate efficiently in the same environment the yeast work their best. Another important aspect is the rate of glucose production; by adding more enzyme we get faster production of glucose and by adding less we can slow the rate of glucose production. Our goal is to produce the glucose at a rate fast enough to keep up with the yeasts consumption but not so fast as to stress the yeast by creating too much glucose. This is important because the yeast do not perform well in very high sugar environments for long periods of time. If we can “spoon feed” the yeast glucose they will produce more alcohol at a faster rate. Another reason to keep the sugar levels as low as possible is the fact that bacteria also consume glucose to produce acids which at very low concentration becomes a stress factor on the yeast and can eventually kill the cell. Long before this happens however, the yeast cell spends more time protecting itself from the high acid numbers and less time producing ethanol. These bacteria also consume valuable nutrients which the yeast needs to remain healthy and therefore create yet another stress.

As you can see there are many challenges to address on a daily basis at a fuel ethanol plant. Each plays a major role in production and must be monitored closely in order to enjoy smooth operations.

This issue’s Employee Feature – Dave Devoe, Shift Supervisor

Dave DeVoe is BSE’s newest supervisor, having been an operator since the plant opened. He is no stranger to hard work, having been the youngest of five children raised on a dairy farm not far from Monroe. After graduating from Black Hawk High School, Dave participated in the Work Experience Abroad program sponsored by the FFA. He gained work experience on farms in Italy and Australia followed by ten years operating the family farm.

Dave has had work experience at several places, but finds Badger State a great place to work as a shift supervisor with the goal of becoming a plant supervisor someday. When he is asked what he likes best about BSE, he says, “I get to work with a great group of people. It makes it easy to want to be at work. Each day brings with it continuing challenges to better understand and fine-tune our process. I also get to play a part in helping out the farm economy.”

Dave lives with his wife, Michelle, and daughter, Allie, in Monroe.